Exhibit 21.1

Ultra Clean Holdings, Inc.

List of Subsidiaries

Ultra Clean Technology Systems and Service, Inc. (a California corporation)

Ultra Clean International Holding Company (a Cayman Islands corporation)

Ultra Clean Micro-Electronics Equipment (Shanghai) Co., Ltd. (a Chinese company)

Ultra Clean Pacific Holdings PTE., Ltd. (a Singapore company)

Ultra Clean Technology (Malaysia) SDN. BHD. (a Malaysia company)

Far East International Holdings Ltd (a Hong Kong company)

Ultra Clean Asia Pacific, Pte Ltd (a Singapore company)

American Integration Technologies LLC (a Delaware limited liability company)

Integrated Flow Systems, LLC (a California limited liability company)

UCT Thermal Solutions, Inc. (a Delaware corporation)

Dash Acquisition Subsidiary, LLC (a Delaware limited liability company)

UCT Fluid Delivery Solutions s.r.o (a Czech Republic company)

Quantum Global Technologies, LLC (a Delaware limited liability company)

QuantumClean Technologies (S) Pte. Ltd. (a Singapore company)

Quantum Global Technologies – Scotland (a Scotland corporation)

QuantumClean Global – Israel Ltd. (an Israel company)

QuantumClean Global Technologies Ireland Limited (an Ireland company)

Quantum Global Technologies Holding Company, LLC (a Delaware limited liability company)

Quantum Global Technologies – Korea (a South Korea corporation)

Quantum Global Technologies – Japan (a Japan corporation)

Quantum Global Technologies Korea Co., Ltd. (a South Korea company)

Cinos Co., Ltd. (a South Korea company)

Cinos Xian Clean Technology, Ltd. (a China company)

Quantum Global Technologies Company Limited – Taiwan Branch (a Taiwan corporation)

Tainan Quantum Technologies Co. Ltd. (a Taiwan company)

Sir Daibus Ltd. (an Israel company)

Bealish Ltd. (an Israel company)